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                    CERTIFICATE OF AMENDMENT OF THE RESTATED

                          CERTIFICATE OF INCORPORATION

                            OF INFORMEDIA CORPORATION


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              Adopted in accordance with Section 242 of the General
                  Corporation Law of the State of Delaware.


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                  We the undersigned, being, respectively, the President and
Secretary of InforMedia Corporation, formerly OCTO Limited, formerly Princeton Time Sharing Services, Inc., a corporation organized on June 14, 1968, under the laws of the State of Delaware, hereby certify as follows:

         FIRST: The Restated Certificate of Incorporation of InforMedia Corporation, is hereby amended as follows:

         Paragraphs A and B of Article Four are amended to read as follows:

         FOURTH:

                  A. The total number of shares of all classes of stock which the corporation shall have authority to issue is Ten Million Five Hundred Thousand Shares, consisting of Ten Million shares of a par value of Ten Cents ($.10) each, designated as Common Stock, and Five Hundred Thousand shares of a par value of Ten Cents ($.10) each, designated as Preferred Stock.

                  B. The Common Stock, par value Ten Cents ($.10) per share shall be divided into two classes. One class, consisting of 1,283,772 shares is denominated as Class A Common Stock, and the other class, consisting of 8,716,228 shares, is denominated as Class B Common Stock. Authorized Class A Common Stock shall become authorized Class B Common Stock as follows: (i) All shares of Class A Common Stock not issued and outstanding on the effective date hereof or expressly reserved for issuance on the effective date hereof shall be automatically converted into authorized Class B Common Stock and (ii) All shares of Class A Common Stock converted into shares of Class B Common Stock, or no longer expressly reserved for issuance (unless actually issued pursuant to such reservation) shall likewise become authorized Class B Common Stock, so that the number of issued and outstanding shares of Class A Common Stock plus

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         the number of shares of Class A Common Stock expressly reserved for issuance plus the number of authorized shares of Class B Common Stock (whether or not issued) shall always equal 10,000,000 shares.

                  Article Eleven is deleted in its entirety and replaced with the following language:

                  ELEVENTH: No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as director, except for any matter in respect of which such director (A) shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or (B) shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders; (ii) shall not have acted in good faith; (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


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                  SECOND: The foregoing Amendments of the Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the requisite vote of the holders of the stock entitled to vote at a meeting of stockholders held on November 20, 1987.

                  IN WITNESS WHEREOF, we have signed this certificate as of this 9th day of December, 1987.



                                                /s/ Stephen E. Strickman
                                                         President

ATTEST:

           /s/ Edward Seidenberg
                 Secretary